SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – December 22, 2010 (December 15, 2010)

NORTH AMERICAN ENERGY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52522	98-0550352
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

228 St. Charles Ave., Suite 724, New Orleans, LA  70130
(Address of principal executive offices) (Zip Code)

6914 So Yorktown Ave, Suite 130, Tulsa, OK  74136
(Former address of principal executive offices) (Zip Code)

(504) 561-1151
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02:	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 15, 2010, the Company introduced a new management team.  Clinton W. Coldren will be the new Chairman and Chief Executive Officer and Alan G. Massara will be Director, President and Chief Financial Officer.  Mr. Pruitt will resign his officer post and remain as a Director.  Mr. Young and Dr. Silvey will resign from the Board of Directors.

Clinton W. Coldren - Chairman and Chief Executive Officer

Mr. Coldren, 55, brings 33+ years of oil and gas management, financial and operational experience to the Company. For most of these years he focused on domestic operating basins, specifically the Louisiana and Texas Gulf coast. He has held management positions with Gulf Oil/Chevron and CNG Producing. Mr. Coldren has had great success as a company builder - he founded Cenergy Corporation, an oil and gas consulting company, and was a founding member of Energy Partners, Ltd., which became a publicly traded company focused on the shallow-water region of the Gulf of Mexico. At Energy Partners, he held several senior positions, including Executive Vice President and Chief Operating Officer. Mr. Coldren then founded Coldren Oil & Gas Company LP, where he was Director, President and CEO for this Gulf of Mexico oil and gas company. Most recently he did a start-up, Bayou Bend Petroleum, a publicly traded exploration company where he was Director, President and CEO. These were all successful companies completing major acquisitions and transactions up to $500 Million in the Gulf region. In 1977 Mr. Coldren graduated from Lehigh University with a degree in Mechanical Engineering. He later received his MBA from the University of Pittsburgh in 1992.

Alan G. Massara - President and Chief Financial Officer

Mr. Massara, 57, has over 35 years of experience primarily in energy and investment banking. Alan has raised over $2.5 Billion in privately placed debt and equity and he has provided M&A, lending and advisory services to over 2 dozen companies ranging in size from $1 Million to over $1 Billion. Mr. Massara’s energy career began as a petroleum engineer in the Gulf of Mexico with Gulf Oil Corp. This initial exposure included reservoir engineering, drilling, workovers, platform and equipment design and strategic planning. Moving to the corporate headquarters of Texaco Inc. he managed many overseas exploration and production ventures. This included negotiating one of the first concessions with the Peoples Republic of China, and managing operations in Spain, the Netherlands, Egypt and Indonesia. During his oversight of Texaco’s Australian subsidiary its earnings grew from a loss to over $100 Million profit. Moving to Wall Street he became a VP in Citicorp’s Global Mergers and Acquisitions Group providing advisory services throughout the upstream energy and utility industries. Subsequently as an SVP for ING Barings, he expanded the energy group from mezzanine lending to merchant banking. Most recently he was CEO of Four Springs Energy LLC., and President of Natural Resources Advisors, Inc. In 1975 Mr. Massara graduated from Lehigh University with a degree in Civil Engineering. He later received his MBA in Finance and Strategic Planning from the Wharton Business School in 1979.

COMPENSATION ARRANGEMENTS

The Company granted the new Executive Team the following warrants (the "Warrants"), with the following primary terms and conditions:
a)    Each Warrant shall entitle the owner to purchase one share of common stock of the Company.  The warrants will contain price protection should shares be used for an acquisition at a price lower than the conversion price in force.  The anti dilution provision will not apply to financings done below the strike price.
b)    Executive Team is granted three Warrants Certificates as follows:
1.	Certificate #1 for 10,000,000 warrants with a strike price of $0.025 per share must be exercised within one year of the date Executive Team begins collecting salaries from the Company,
2.	Certificate #2 for 10,000,000 warrants with a strike price of $0.04 per share and a Term of 5 years from the vesting date, and
3.	Certificate #3 for 10,000,000 warrants with a strike price of $0.055 per share and a Term of 5 years from the vesting date.
c)    Other warrant terms are as follows:
1.	Certificate #1 vests immediately, Certificate #2 shall vest upon execution of Certificate #1 and Certificate #3 shall vest upon execution of Certificate #1.
2.
All Warrants may vest early if the Company has revenue of $12,500,000 total for two consecutive quarters and records a pre-tax net profit for the two quarters and other conditions including change in control, termination, etc.

3.	The Warrant Certificates may be allocated among the Executive Team as they so determine.
4.	The Warrants shall be registered in the first registration statement the Company files, subject to legal counsel approval.

The Executive Team agreed to waive salary compensation for a period of six months from the date of this agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated December 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH AMERICAN ENERGY RESOURCES, INC.

	By	/s/ Clinton W. Coldren
Clinton W. Coldren, Chief Executive Officer

Date: December 22, 2010